Exhibit 99.1

FOR RELEASE: CONTACT:	NEW HARTFORD, NY – June 10, 2024 Christopher R. Byrnes (315) 743-8376 cbyrnes@partech.com, www.partech.com

PAR Technology Corporation Announces Sale of Wholly Owned Subsidiaries

PAR Government Systems Corporation and Rome Research Corporation

June 10, 2024—PAR Technology Corporation (NYSE: PAR), a global restaurant technology company providing unified commerce solutions for enterprise foodservice announced today that it has agreed to the sale of its Government operating segment via the sale of its wholly owned subsidiaries: PAR Government Systems Corporation (PGSC) and Rome Research Corporation (RRC) for a combined total of $102 million.

PAR announced it has completed the sale of 100% of the issued and outstanding equity interests of PGSC to Booz Allen Hamilton Inc. (NYSE: BAH) in a simultaneous sign and close of the transaction on June 7, 2024.

PAR has also entered into a definitive acquisition agreement to sell RRC to NexTech Solutions Holdings, LLC (NTS). Pursuant to the definitive acquisition agreement, NTS will acquire 100% of the issued and outstanding equity interests of RRC with an expected close by the end of Q2, 2024.

“Today’s announcement represents a milestone in advancing PAR’s goal to become the world’s largest technology provider to enterprise foodservice,” commented Savneet Singh, PAR Technology’s Chief Executive Officer. “The sale of our Government operating segment to notable strategic buyers, Booz Allen Hamilton and NexTech Solutions provides a clear fit for these businesses, allows for a seamless transition and sets up both PGSC and RRC for continued success.”

Mr. Singh continued, “The divestiture is part of our efforts to divest non-core assets and reinvest capital where it will receive the highest return.”

Baird and Gibson, Dunn & Crutcher LLP advised PAR Technology Corporation. Jefferies LLC and King & Spalding LLP advised Booz Allen.

ABOUT PAR TECHNOLOGY

For more than 40 years, PAR Technology’s (NYSE: PAR) cutting-edge products and services have helped bold and passionate restaurant brands build lasting guest relationships. We are the partner enterprise restaurants rely on when they need to serve amazing moments from open to close, during the most hectic rush hours, and when the world forces them to adapt and overcome. More than 95,000 restaurants in more than 110 countries use PAR’s restaurant hardware, software, loyalty, drive-thru, and back-office solutions. To learn more, visit www.partech.com or connect with us on LinkedIn, Twitter, Facebook, and Instagram.

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